Exhibit 99.1

Press Release October 18, 2006
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone260.969.3590 Fax

Steel Dynamics Sets Sales and Earnings Records for Third Quarter

FORT WAYNE, INDIANA, October 18, 2006– Steel Dynamics, Inc. (NASDAQ: STLD) today announced record third quarter earnings of $119 million, or $2.17 per diluted share.  Net sales for the third quarter of 2006 were a record $912 million, an increase of 11 percent from the second quarter of 2006 and 83 percent higher than the third quarter of 2005. Net income of $119 million increased 23 percent from $97 million in the second quarter of 2006 and 161 percent from $45 million in the third quarter of 2005. Net income for the first nine months of 2006 was $292 million, or $5.49 per diluted share, 86 percent higher than the first nine months of 2005.

Third quarter consolidated shipments of 1.2 million tons were 35 percent higher than the third quarter of 2005. Year-to-date consolidated shipments of 3.5 million tons were 32 percent higher than the first nine months of 2005.

“The third quarter was an excellent quarter, setting company records for revenue and earnings,” said Keith Busse, President and CEO of Steel Dynamics. “Three of our steel-making divisions, Structural and Rail, Engineered Bar Products, and the Roanoke Bar division, set new tonnage shipping records in the third quarter. Overall, steel markets remained relatively strong with scrap costs increasing slightly during the quarter. Compared to the second quarter, our average consolidated selling price in the third quarter increased $61 per ton shipped, from $672 to $733 per ton. Average scrap costs were up $6 per net ton charged. Third quarter operating profit per ton shipped was $160.

“We are pleased that third quarter results came in comfortably above our most recent guidance and reiterate our previous guidance for an equally strong fourth quarter in a range of $2.10 to $2.20 per diluted share after considering the impact of third quarter share repurchases. We believe that fourth quarter shipping volumes may be somewhat lower than the third quarter, primarily due to planned maintenance outages. Flat-roll profit margins should remain relatively stable to down slightly as selling price softness should be offset by lower scrap costs. We expect bar and structural shipments and margins to remain very strong as these divisions experience strong market demand, record backlogs, and strong pricing trends. After the Roanoke merger, steel shipments are roughly balanced at 50 percent long products and 50 percent flat-rolled steels.”

For the Flat Roll Division, third quarter shipments were somewhat lower due to the lower volume of production early in the quarter after the modification of one of the mill’s two casters. The just-completed modification of the second caster in early October will result in somewhat reduced fourth quarter flat-roll production. Demand for flat-rolled steel remained steady in the third quarter, but market conditions recently have shown signs of an inventory correction due to the recent surge in imports coupled with lower fourth quarter automotive requirements. Recently announced supply side curtailments should make the correction brief in nature.

The Structural and Rail Division is performing very well in a period of high demand for wide-flange beams, producing and shipping at the mill’s rated capacity of 1 million tons per year. The division’s backlog currently extends into January 2007. Technical progress has been made in the rail certification process, but given the mill’s current full utilization in structural steel production, volume shipments of rail are not likely for several quarters.

The Engineered Bar Products Division is experiencing a stronger business environment than in 2005 and is benefiting from the start-up of the SBQ-finishing facility at Pittsboro, Indiana. This operation allows SDI to perform a variety of value-added processes on the special-bar-quality steel it produces to better meet customer needs. The company’s growth in the SBQ business has led management to evaluate options for the addition of a new rolling facility.

Demand remains strong for the merchant products and light structural steel produced by the Roanoke Bar Division and Steel of West Virginia. The Roanoke Bar Division achieved another record quarter in tons shipped coupled with historically high profit margins after initiating a new incentive compensation program patterned after SDI’s. After a week-long work stoppage at Steel of West Virginia (SWVA), the United Steelworkers Union ratified a three-year contract on September 3. Although production was curtailed, third quarter shipments by SWVA were comparable to  the second quarter.

Under a program announced August 29, the company repurchased 3.1 million shares of its common stock during the third quarter. The program authorizes the purchase of up to 5 million shares on the open market. The company also announced during the quarter a doubling of the quarterly dividend to 20 cents per share, and the continuance of a special dividend of 10 cents per share through the end of 2006.

Complementing the above steps to increase shareholder value, the company has announced several growth initiatives that should have a long-term positive impact on revenues and earnings. In 2006 and 2007, a total of nearly $400 million in capital expenditures is planned, including $200 million in 2007 for the expansion of the Columbia City, Indiana, structural and rail mill. This new rolling mill, expected to begin production late in the fourth quarter of 2007 or early 2008, will allow SDI to begin volume production of rail and to produce additional structural shapes. Other planned capital investments include a second paint line for processing flat-rolled sheet, and upgrades to the melt shop and rolling mill at the Roanoke, VA, bar mill.

“We believe structural changes in the domestic steel industry as well as SDI’s stronger competitive position have set the stage for sustainable higher profit levels. Some of the initiatives that have strengthened our market position and profitability include a growing volume of shipments made possible by recently added production capacity and acquisitions, an increasing diversity of steel-product offerings serving new markets, and an improving mix of products with an emphasis on more value-added, finished steels,” Busse said.

Conference Call and Webcast

On Thursday, October 19, 2006 at 10:00 am EDT, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss third quarter 2006 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

  f.warner@steeldynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Sales	$911,862	$498,689	$2,398,987	$1,615,221

Costs of goods sold	667,058	393,457	1,798,141	1,270,028
Selling, general, and administrative expenses	46,224	23,381	117,006	65,916

Operating Income	198,580	81,851	483,840	279,277

Interest expense	7,445	9,468	23,606	26,443
Other (income) expense, net	(974)	(1,450)	(2,930)	(2,203)

Income before income taxes	192,109	73,833	463,164	255,037

Income taxes	73,386	28,425	171,523	98,189

Net income	$118,723	$45,408	$291,641	$156,848

Basic earnings per share	$2.38	$1.05	$6.18	$3.48

Weighted average common shares outstanding	49,843	43,138	47,197	45,117

Diluted earnings per share, including effect of assumed conversions	$2.17	$.92	$5.49	$3.05
Weighted average common shares and share equivalents outstanding	54,893	50,138	53,466	52,146

Dividends declared per share	$.30	$.10	$.70	$.30

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Nine Months Ended		First	Second
	September 30,		September 30,		Quarter	Quarter
	2006	2005	2006	2005	2006	2006
Shipments and Production Data (tons)

Shipments
Steel Operations*
Flat Roll Division	644,164	612,890	1,960,284	1,752,313	663,045	653,075
Structural & Rail Division	261,725	236,251	751,485	628,298	247,133	242,627
Engineered Bar Division	130,531	65,926	380,013	263,908	125,350	124,132
Roanoke Bar Division	166,428	—	312,688	—	—	146,260
Steel of West Virginia	85,906	—	166,318	—	—	80,412
	1,288,754	915,067	3,570,788	2,644,519	1,035,528	1,246,506

Steel Fabrication Operations**	66,205	40,554	167,756	97,419	40,689	60,862
Other Operations***	109,335	98,838	305,126	238,638	73,196	122,595
Intercompany	(220,033)	(130,534)	(522,082)	(306,422)	(93,661)	(208,388)
Consolidated shipments	1,244,261	923,925	3,521,588	2,674,154	1,055,752	1,221,575

Steel Operations* production	1,263,098	898,695	3,494,201	2,674,565	1,060,885	1,170,218

Average consolidated selling price per ton	$733	$540	$681	$604	$631	$672

*                             Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, and after the effective date of the merger on April 12, 2006, also include Roanoke Bar Division and Steel of West Virginia operations.

**                      Steel Fabrication Operations include the company’s two existing joist and deck fabrication plants located in Indiana and Florida, and after the effective date of the merger on April 12, 2006, also include three additional joist fabrication plants located in Ohio, Virginia, and South Carolina.

***               Other Operations include Iron Dynamics and Paragon Steel Enterprises, and after the effective date of the merger on April 12, 2006, also include the operations from two steel scrap processing facilities.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets
Cash and equivalents	$20,843	$65,518
Accounts receivable	403,199	241,708
Inventories	557,726	398,684
Deferred income taxes	18,266	6,516
Other current assets	14,705	13,307
Total current assets	1,014,739	725,733

Property, plant and equipment, net	1,118,533	999,969

Restricted cash	5,771	1,588

Intangible assets	12,478	—

Goodwill	30,966	1,925

Other assets	26,316	28,472
Total assets	$2,208,803	$1,757,687

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$194,696	$108,723
Income taxes payable	33,846	6,819
Accrued expenses	79,149	66,449
Accrued profit sharing	34,426	23,030
Current portion of long-term debt	30,772	2,156
Total current liabilities	372,889	207,177

Long-term debt
Senior unsecured 9.5% notes	300,000	300,000
Subordinated convertible 4.0% notes	79,995	115,000
Other long-term debt	17,368	17,959
Unamortized bond premium	4,194	5,459
Total long-term debt	401,557	438,418

Deferred income taxes	259,970	231,106

Minority interest	1,814	1,118

Commitments and contingencies

Stockholders’ equity
Common stock	537	529
Treasury stock, at cost	(250,062)	(270,905)
Additional paid-in capital	419,430	405,900
Retained earnings	1,002,668	744,344
Total stockholders’ equity	1,172,573	879,868
Total liabilities and stockholders’ equity	$2,208,803	$1,757,687

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Operating activities:
Net income	$118,723	$45,408	$291,641	$156,848

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,036	25,059	88,556	68,468
Deferred income taxes	(2,997)	(602)	(8,731)	13,866
Minority interest	68	(91)	696	(1,525)
Changes in certain assets and liabilities:
Accounts receivable	(48,907)	20,742	(78,891)	35,236
Inventories	(29,043)	42,408	(42,857)	2,002
Accounts payable	44,230	15,104	36,847	(32,917)
Income taxes payable	10,160	2,954	17,323	2,789
Other working capital	16,706	(6,593)	(6,473)	(26,008)

Net cash provided by operating activities	139,976	144,389	298,111	218,759

Investing activities:
Purchase of property, plant and equipment	(35,645)	(8,799)	(84,112)	(45,355)
Acquisition of business, net of cash acquired	—	—	(89,106)	—
Purchase of short-term investments	—	—	(14,075)	—
Maturities of short-term investments	—	—	14,075	—
Other investing activities	—	1,345	—	1,345

Net cash used in investing activities	(35,645)	(7,454)	(173,218)	(44,010)

Financing activities:
Issuance of debt	65,000	31,101	65,000	268,706
Repayment of debt	(35,817)	(127,640)	(82,963)	(240,212)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	4,638	1,008	31,995	13,845
Issuance (purchase) of treasury stock	(161,148)	(6,340)	(160,360)	(186,764)
Dividends paid	(10,111)	(4,363)	(23,242)	(13,966)
Debt issuance costs	2	(1,742)	2	(2,088)

Net cash used in financing activities	(137,436)	(107,976)	(169,568)	(160,479)

Decrease in cash and equivalents	(33,105)	28,959	(44,675)	14,270
Cash and equivalents at beginning of period	53,948	1,645	65,518	16,334

Cash and equivalents at end of period	$20,843	$30,604	$20,843	$30,604

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,016	$15,721	$31,455	$32,739
Cash paid for federal and state income taxes	$60,421	$35,323	$155,962	$90,100